Exhibit 99.2
KATHLEEN BROWN
[Address and Phone Number*]
March 29, 2007

Mr. Angelo Mozilo
Chairman of the Board and
Chief Executive Officer
Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302

Dear Angelo:
It is with great regret that I must, for both personal and business reasons, submit my resignation from my position as a director of the Countrywide Financial Corporation, effective immediately.
Angelo, you have created a remarkable company and I have enjoyed my service and the opportunity to work with some of the finest professionals in the financial services industry. Moreover, I was proud to be part of a mission driven organization dedicated to making home ownership a reality for all.
My best wishes to you and the Board as you press forward with your important work.
Best regards,
/s/ Kathleen Brown
Kathleen Brown

Cc:	David Sambol All Board Members
*Redacted Information